Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gus Okwu / DRG&E
404-892-8178
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
202-251-5210
onapolitano@fibertower.com

FiberTower Reports Third Quarter 2007 Results

San Francisco, CA., November 14, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the third quarter ended September 30, 2007.

Service revenues for the three months ended September 30, 2007 increased $1.1 million or 17%, to $7.3 million as compared to $6.2 million for the second quarter of 2007.  The increase in service revenues during the third quarter of 2007 was driven by ongoing trends including greater penetration in existing markets resulting in new customers on existing sites, increased T-1s per site and continued expansion in sites billing.

Positive developments during the third quarter of 2007 included the following:

•                  A strategic deal with an existing carrier customer supporting their deployment in Washington D.C., one of the Company’s fastest growing markets.  The agreement represents a substantial amount of the carrier’s customer locations in that market.

•                  The delivery of Carrier Ethernet links to Sprint Nextel (NYSE: S) in support of its 4G build-out.  FiberTower delivered 669 Ethernet circuits to Sprint Nextel in the third quarter of 2007, representing over a third of its total quarterly activations.  With this deployment, FiberTower becomes one of the first backhaul services providers to deliver Carrier Ethernet to a US carrier.

•                  Deployment activity involving multiple carriers in Atlanta, FiberTower’s thirteenth market.  Initial sales in Atlanta occurred in the third quarter with three carriers.  The Atlanta network is expected to be built-out by first quarter of 2008.

•                  Billing T-1s grew by 18% from 10,207 at the end of the second quarter to 12,030.   Billing T-1s grew by 75% during the first nine months of 2007.

•                  Billing sites grew 8% from 1,848 at the end of the second quarter of 2007 to 1,991.  Billing sites grew by 50% during the first nine months of 2007.

•                  Billing customer locations grew 15% from 2,819 at the end of the second quarter of 2007 to 3,252.  Billing customer locations grew by 80% during the first nine months of 2007.

•                  T-1s per billing site increased from 5.52 at June 30, 2007 to 6.04 at September 30, 2007.

New Customer Locations Sales in the third quarter of 2007 were 1,816 representing an increase of 183% from the previous quarter and 21% greater than the total for all of 2006.  Penetration in existing markets improved during the 2007 third quarter compared to the prior quarter, highlighting FiberTower’s ongoing commitment to site density and cost efficiency.  FiberTower’s co-location rate improved to 1.63 carriers per site representing the third consecutive quarter of growth.  T-1s per Top 100 Sites increased from 14.2 at June 30, 2007 to 18.4 at September 30, 2007 and T-1s per Top 200 Sites increased from 12.2 at June 30, 2007 to 15.5 at September 30, 2007.

“Our third quarter results reflect our continued and improved ability to generate opportunities and convert those opportunities into revenues in a relatively short period of time,” said Michael Gallagher, FiberTower’s President and Chief Executive Officer.  “We continue to benefit from positive trends in wireless, including wireless carriers’ desire to improve their 3G and 4G backhaul networks.  As the industry progresses towards ubiquitous mobile broadband, our cost efficient, scalable and reliable solution continues to position us as the alternative backhaul partner of choice for wireless carriers.”

Operating expenses in the third quarter of 2007 increased by $66.3 million from the second quarter of 2007.  Net loss was $90.6 million for the third quarter ended September 30, 2007 compared to a net loss of $26.6 million in the second quarter of 2007.  The sequential increase in operating expenses and net loss included two impairment charges totaling $65.9 million ($0.46 per share) recorded in the third quarter of 2007.  As a result of the impairment evaluation of the fair value of the carrying amount of goodwill during the third quarter of 2007, we recorded a goodwill impairment charge of $61.4 million.  In addition, we recorded an impairment charge of $4.5 million related primarily to capitalized project management fees and construction costs in the Carolina’s market.  Development activities in the Carolina’s market were suspended in the third quarter of 2007 and we had not yet generated billing customers in that market.  The net loss per share for the third quarter of 2007 was $0.63 compared to a net loss per share of $0.19 for the second quarter of 2007.

On an EBITDA basis, the loss in the third quarter of 2007 was $12.3 million versus a loss of $13.4 million for the second quarter of 2007.  EBITDA is defined as earnings (loss) from operations before interest, taxes, depreciation and amortization, impairment charges and stock-based compensation expenses.  The reconciliation of EBITDA, which is a non-GAAP financial measure, is located at the end of this news release.

Liquidity and Capital Resources

Capital expenditures totaled $31.9 million in the third quarter ended September 30, 2007 as compared to $26.7 million in the second quarter.  The bulk of capital investments made in the third quarter of 2007 - which do not represent a direct correlation to the company’s metric of additional sites deployed during the quarter - were used by FiberTower towards the deployment of Sprint 4G backhaul locations in select markets, the continued build-out of existing markets and additional deployments in Atlanta.  However, the Company still benefits from an ability to prioritize its capital spending due to a window of nine to twelve months between actual sale and deployment.  FiberTower currently expects to spend approximately $100 million in capital expenditures and $150 million total cash for the 2007 full year.

“One of our primary objectives is to aggressively manage our cost structure,” said Thomas Scott, FiberTower’s Senior Vice President and Chief Financial Officer.  “Over the last nine months, we have controlled our headcount, maintained our liquidity and managed our capital spend efficiently while supporting our continued revenue growth.  Additionally, recent Sprint Nextel 4G deployment activity indicates utilizing a greater number of colo sites rather than new sites, which should provide us with greater flexibility in our future capital spend.”

Consolidated cash, cash equivalents, certificates of deposits and other short-term investments at September 30, 2007 were $261.6 million.

Conference Call Details

FiberTower has scheduled a conference call for Thursday, November 15, 2007 at 9:00 a.m. Eastern Time to discuss 2007 third quarter results.  Please dial 303-262-2143 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on November 23, 2007 and may be accessed by dialing 303-590-3000 using the passcode 11100208#.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Use of Non-GAAP Financial Measures

This press release uses the Non-GAAP financial measure “EBITDA.”  EBITDA is used by investors to assist in their evaluation of common stock.  The Company uses EBITDA to monitor the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, FiberTower’s presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.  These Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the Company’s planned capital expenditures, expected cost per site, anticipated customer growth and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Key Operating Metrics	4Q06	1Q07	2Q07	3Q07

Billing Sites
Billing Sites Added	355	254	265	143
Ending Billing Sites	1,329	1,583	1,848	1,991
Billing Sites / Sites Deployed	67%	70%	75%	75%

Billing Customer Locations
Billing Customer Locations Added	470	402	613	433
Ending Billing Customer Locations	1,804	2,206	2,819	3,252
Colo rate	1.36	1.39	1.53	1.63

Billing T-1 Equivalents
Billing T-1 Equiv. Added	1,713	1,454	1,884	1,823
Ending Billing T-1 Equivalents	6,869	8,323	10,207	12,030
T-1s per Customer Location	3.81	3.77	3.62	3.70
T-1s/Billing Sites	5.17	5.26	5.52	6.04
T-1s per site/Top 100 Sites	12.7	13.2	14.2	18.4
T-1s per site/Top 200 Sites	10.7	11.3	12.2	15.5
Average MRC per T-1	$239	$234	$229	$218

Sites Deployed
FiberTower Sites Constructed	228	276	193	190
Ending Sites Deployed	1,996	2,272	2,465	2,655

Backlog
Customer Location Backlog**	1,594		2,020

Billing Sites are the number of installed sites from which we currently provide T1(s) to customer(s)

Customer Locations Billing are carrier locations at which we currently provide T1(s). FiberTower sites could have multiple customer locations

Colo rate is the number of customer locations per billing site

Billing T1 Equivalent: A T1 equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second

Average MRC per T-1 is the average monthly recurring revenue per T-1

Sites Deployed represents the number of sites installed and ready for provision of services.  FiberTower sites can be located at cell towers or on rooftop locations.

Customer Location Backlog is the number of sold customer locations not yet billing. (** Note that FiberTower reports backlog on a semi-annual basis)

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

(All amounts are in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Service revenues	$7,264	$4,038	$18,875	$9,654
Operating expenses:
Cost of service revenues (excluding) depreciation and amortization)	13,717	10,060	39,192	25,029
Cost of service revenues - Impairment of long-lived assets and other charges	4,501	—	4,501	—
Sales and marketing	2,219	1,724	6,154	4,203
General and administrative	5,595	5,239	18,461	9,449
Depreciation and amortization	4,987	2,085	13,362	4,403
Impairment of goodwill	61,407	—	61,407	—
Total operating expenses	92,426	19,108	143,077	43,084
Loss from operations	(85,162)	(15,070)	(124,202)	(33,430)
Other income (expense):
Interest income	4,707	658	14,756	2,628
Interest expense	(10,118)	(54)	(33,912)	(152)
Miscellaneous income (expense), net	(66)	(3)	280	(3)
Total other income (expense), net	(5,477)	601	(18,876)	2,473

Net loss	$(90,639)	$(14,469)	$(143,078)	$(30,957)

Basic and diluted net loss per share	$(0.63)	$(0.27)	$(1.00)	$(1.45)

Weighted average number of shares used in per share amounts:
Basic and diluted	143,266	52,754	142,802	21,330

FIBERTOWER CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)

(All amounts are in thousands, except par value)

	September 30, 2007	December 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$236,471	$345,174
Certificates of deposit	5,000	5,000
Short term investments	20,091	15,253
Restricted cash and investments, current portion	36,453	35,616
Accounts receivable, net of allowances of $168 at September 30, 2007 and $161 at December 31, 2006	4,701	2,904
Prepaid expenses and other current assets	2,082	2,624
Total current assets	304,798	406,571
Restricted cash and investments	18,563	34,906
Property and equipment, net	234,199	171,612
FCC licenses	342,000	342,000
Goodwill	181,981	243,388
Debt issuance costs, net	12,410	14,009
Intangible and other long-term assets, net	3,838	3,992
Total assets	$1,097,789	$1,216,478

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$13,100	$18,039
Accrued compensation and related benefits	3,047	4,246
Accrued interest payable	13,585	5,333
Other accrued liabilities	6,332	3,528
Total current liabilities	36,064	31,146
Other liabilities	7,231	4,787
Convertible senior secured notes	412,499	403,759
Deferred tax liability	102,964	102,964
Total liabilities	558,758	542,656
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 146,061 and 144,971 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	146	145
Additional paid-in capital	784,363	776,077
Accumulated deficit	(245,478)	(102,400)
Total stockholders’ equity	539,031	673,822
Total liabilities and stockholders’ equity	$1,097,789	$1,216,478

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Cash Flows (unaudited)
(All amounts are in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net loss	$(143,078)	$(30,957)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	13,362	4,403
Decline in value of embedded derivative	(591)	—
Accretion of convertible notes	9,331	—
Accretion of investments in debt securities	(2,179)	—
Amortization of debt issuance costs	1,599	—
Stock-based compensation	6,336	3,748
Loss on disposal of equipment	399	102
Impairment charges on long-lived assets	4,257	—
Impairment of goodwill	61,407	—
Net changes in operating assets and liabilities:
Accounts receivable, net	(1,797)	(2,244)
Prepaid expenses and other assets	470	(651)
Accounts payable	(4,939)	(8,963)
Accrued compensation and related benefits	(1,199)	764
Accrued interest payable	8,252	—
Other accrued liabilities	5,013	6,474
Net cash used in operating activities	(43,357)	(27,324)

Investing activities
Cash and cash equivalents acquired in merger	—	36,957
Purchases of short-term investments	(75,603)	—
Maturities of short-term investments	70,991	—
Restricted cash and investments	17,461	1,433
Purchase of property and equipment	(79,843)	(75,312)
Net cash used in investing activities	(66,994)	(36,922)

Financing activities
Proceeds from exercise of stock options	1,648	216
Repayment of notes receivable from stockholders	—	4,000
Cash provided by financing activities	1,648	4,216
Net decrease in cash and cash equivalents	(108,703)	(60,030)
Cash and cash equivalents at beginning of period	345,174	112,936

Cash and cash equivalents at end of period	$236,471	$52,906
Supplemental Disclosures
Cash paid for interest	$18,755	$69
Noncash investing and financing activities:
Fair value of First Avenue Networks’ common stock at date of merger	$—	$520,160
Fair value of First Avenue Networks’ common stock options and warrants assumed at date of merger	$—	$27,501
Accrual of merger-related costs	$—	$505
Conversion of convertible preferred stock to common stock	$—	$220,675

Reconciliation of Non-GAAP Financial Measures:

This press release includes the use of a financial measure that is not a GAAP measure.  The non-GAAP financial measure is presented for additional information and is reconciled to its most comparable GAAP measure below.

	Three Months Ended 9/30/07	Three Months Ended 6/30/07
Net Loss	$(90,639)	$(26,601)
Total Other Income (Expense)	(5,477)	(6,689)
Depreciation & Amortization	4,987	4,469
Impairment Charges	65,908	0
Stock Based Compensation	2,002	1,998
EBITDA	$(12,265)	$(13,445)

	Nine Months Ended 9/30/07	Nine Months Ended 9/30/06
Net Loss	$(143,078)	$(30,957)
Total Other Income (Expense)	(18,876)	2,473
Depreciation & Amortization	13,362	4,403
Impairment Charges	65,908	0
Stock Based Compensation	6,336	3,748
EBITDA	$(38,596)	$(25,279)